Filed Pursuant to Rule 424(b)(5)

Registration No. 333-280064

Prospectus Supplement No. 2

(to Prospectus dated July 1, 2024)

Moleculin Biotech, Inc.

Up to $19,700,000

Common Stock

We have previously entered into an At The Market Offering Agreement (“ATM Agreement”) with Roth Capital Partners, LLC (“Roth”) relating to shares of our common stock offered by this second prospectus supplement (this "prospectus supplement"), the first prospectus supplement dated December 31, 2025 (the “December 2025 prospectus”), and the initial prospectus dated July 11, 2025 (the “July 2025 prospectus”) and the base prospectus dated July 1, 2024 (the “base prospectus”). In accordance with the terms of the ATM Agreement, we may offer and sell shares of our common stock, $0.001 par value per share, from time to time through Roth acting as our agent (the “ATM Offering”).

We are filing this prospectus supplement to supplement and amend, as of August 21, 2026, the December 2025 prospectus, and the July 2025 prospectus to increase the maximum aggregate gross sales price of our common stock that may be offered, issued and sold under the ATM Agreement from and after the date hereof to $19,700,000 (the “ATM Offering Size Increase”), not including the shares of common stock previously sold. Under the July 2025 prospectus, we initially registered up to $6,500,000 of our common stock for offer and sale pursuant to the ATM Agreement, which was increased to $8,200,000 pursuant to the December 2025 prospectus. As of the date of the filing of this prospectus supplement, we have sold 486,775 shares of our common stock that are covered by the December 2025 prospectus and the July 2025 prospectus pursuant to the ATM Agreement for an aggregate gross sales price of $1,890,241.

The purpose of this prospectus supplement is to update the December 2025 prospectus and the July 2025 prospectus to reflect the ATM Offering Size Increase. Except as modified by this prospectus supplement, the terms of the ATM Offering remain unchanged, and the ATM Agreement remains in full force and effect.

Our common stock is listed on The Nasdaq Capital Market (“Nasdaq”), under the symbol “MBRX.” On August 20, 2026, the last reported sale price of our common stock on Nasdaq was $0.5906 per share.

As of the date of this prospectus supplement, the aggregate market value of the voting and non-voting common equity held by non-affiliates, our public float, was approximately $64,852,256, based on 19,477,380 shares of outstanding common stock as of the date of this prospectus supplement, of which 1,311,482 shares were held by affiliates, and at a price of $3.57 per share, the closing sale price of our common stock on June 29, 2026, which is the highest closing sale price of our common stock on Nasdaq within the prior 60 days of this prospectus supplement. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75.0 million. During the 12 calendar months prior to and including the date of this prospectus supplement, we have sold approximately $1,890,241 of securities pursuant to General Instruction I.B.6 of Form S-3. In the event that we may sell additional amounts under the ATM Agreement, we will file another prospectus supplement prior to making such additional sales.

Investing in our securities involves a high degree of risk. These risks are described under the caption “Risk Factors” beginning on page S-9 of the July 2025 prospectus and the base prospectus, respectively, and in the documents incorporated by reference into the July 2025 prospectus and base prospectus, as well as the risks and uncertainties described in other documents we file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

Roth Capital Partners

The date of this prospectus supplement is August 21, 2026